Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$1,719,000	$221.41

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180289

PRICING SUPPLEMENT

Dated July 18, 2014

(To Prospectus dated March 22, 2012,

Prospectus Supplement for Notes, Series 1,

dated March 22, 2012 and Equity Index Underlying
Supplement dated March 22, 2012 or ETF

Underlying Supplement dated March 22, 2012)

HSBC USA Inc.
SelectInvest Program

July 2014

This pricing supplement relates to the HSBC SelectInvest Program – July 2014 and contains 9 separate offerings of securities (each security is referred to as a “Selection”). Each Selection is linked to a Reference Asset, and has a term of two, four or six years.

}	Each Selection provides 100% exposure to any positive return of the Reference Asset, subject to a Maximum Return.
}	Each Selection offers protection, which we refer to as “First Loss Protection,” from the first 10%, 20% or 30% of any decease in the level of the applicable Reference Asset, depending on the term, as set forth below. We also refer in this document to the “First Loss Protection” as a “buffer.”
}	Each Selection is a senior unsecured debt security of HSBC USA Inc., and the payments due on the Selections are subject to our credit risk.
}	The offerings priced on July 18, 2014, and will settle on July 25, 2014.
}	The Reference Assets are: the S&P 500® Index (“SPX”), the Russell 2000® Index (“RTY”), the EURO STOXX 50® Index (“SX5E”), and the iShares® MSCI Emerging Markets ETF (“EEM”).
}	The Selections will be issued in denominations of $1,000, which is their price to the public in the initial offering.

Term: 2 Years, 10% Loss Protection			Term: 4 Years, 20% Loss Protection			Term: 6 Years, 30% Loss Protection
Reference Asset and Notional Amount	Maximum Return	CUSIP	Reference Asset and Notional Amount	Maximum Return	CUSIP	Reference Asset and Notional Amount	Maximum Return	CUSIP
$30,000 SPX	12.00%	40433BEU8	$50,000 SPX	27.00%	40433BEX2	$800,000 SPX	129.00%	40433BFB9
$30,000 RTY	18.00%	40433BET1	$55,000 RTY	35.00%	40433BEW4	$75,000 RTY	76.00%	40433BEZ7
$152,000 SX5E	22.00%	40433BEV6	$269,000 SX5E	110.00%	40433BEY0	$258,000 EEM	71.00%	40433BFA1

The Selections will not be listed on any U.S. securities exchange or automated quotation system, and will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Selections or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or underlying supplements. Any representation to the contrary is a criminal offense.

Investment in the Selections involves certain risks. You should refer to “Risk Factors” beginning on page PS-7 of this document, page S-3 of the accompanying prospectus supplement and either page S-1 of the accompanying Equity Index Underlying Supplement or page S-2 of the accompanying ETF Underlying Supplement, as applicable.

The Estimated Initial Value of each of the Selections on the Pricing Date per security is set forth in the table below. In each case, the Estimated Initial Value is less than the price to public. The market value of the Selections at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page PS-4 and “Risk Factors” beginning on page PS-7 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer	Estimated Initial Value
Per security / Total linked to the two-year SPX Selections	$1,000.00 / $30,000.00	$18.00 / $540.00	$982.00 / $29,460.00	$969.70
Per security / Total linked to the two-year RTY Selections	$1,000.00 / $30,000.00	$18.00 / $540.00	$982.00 / $29,460.00	$967.50
Per security / Total linked to the two-year SX5E Selections	$1,000.00 / $152,000.00	$18.00 / $2,736.00	$982.00 / $149,264.00	$964.80
Per security / Total linked to the four-year SPX Selections	$1,000.00 / $50,000.00	$26.50 / $1,325.00	$973.50 / $48,675.00	$947.20
Per security / Total linked to the four-year RTY Selections	$1,000.00 / $55,000.00	$26.50 / $1,457.50	$973.50 / $53,542.50	$948.40
Per security / Total linked to the four-year SX5E Selections	$1,000.00 / $269,000.00	$26.50 / $7,128.50	$973.50 / $261,871.50	$938.50
Per security / Total linked to the six-year SPX Selections	$1,000.00 / $800,000.00	$35.00 / $28,000.00	$965.00 / $772,000.00	$950.70
Per security / Total linked to the six-year RTY Selections	$1,000.00 / $75,000.00	$35.00 / $2,625.00	$965.00 / $72,375.00	$945.00
Per security / Total linked to the six-year EEM Selections	$1,000.00 / $258,000.00	$35.00 / $9,030.00	$965.00 / $248,970.00	$954.30

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.80% per $1,000 Principal Amount of the two-year Selections, up to 2.65% per $1,000 Principal Amount of the four-year Selections and up to 3.50% per $1,000 Principal Amount of the six-year Selections in connection with the distribution of the Selections to other registered broker-dealers. For additional information about the distribution of the Selections, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-19 of this pricing supplement.

The Selections:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC SelectInvest Program

This HSBC SelectInvest Program is designed to provide investors with the ability to choose from 9 offerings, called Selections. Each Selection provides exposure to various Reference Assets for a fixed term, while also providing First Loss Protection (a buffer) against declines in the Reference Assets. Each Reference Asset represents a U.S. or non-U.S. equity benchmark index, or a related index fund. The First Loss Protection for Selections with a two-year term is 10%, with a four-year term is 20%, and with a six-year term is 30%.

Each Selection provides investors the opportunity to participate on a one-for-one basis in the upside exposure of the applicable Reference Asset, up to a Maximum Return. If the level of the Reference Asset declines at maturity, you will not lose any portion of the principal amount unless the Reference Asset declines by more than the applicable First Loss Protection level. The investor then participates 1:1 in any decreases in the Reference Asset beyond the First Loss Protection level. Each Selection is a senior, unsecured debt obligation of HSBC USA Inc., and all payments on the Selections are subject to the credit risk of the issuer.

The Offerings

This document relates to 9 separate offerings by HSBC USA Inc., each linked to the performance of one of the Reference Assets listed below.

Reference Asset	Market Exposure	Ticker
S&P 500® Index (“SPX”)	Large-cap U.S. equities	SPX
Russell 2000® Index (“RTY”)	Small-cap U.S. equities	RTY
EURO STOXX 50® Index (“SX5E”)	European blue-chip equities	SX5E
iShares® MSCI Emerging Markets ETF (“EEM”)	Emerging markets equities	EEM

PS-2

HSBC USA Inc. SelectInvest Program

Each of the Selections will have the respective terms described in this pricing supplement and the accompanying prospectus supplement, prospectus and relevant underlying supplement. If the terms of the Selections offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or relevant underlying supplement, the terms described in this pricing supplement shall control. You should be willing to forgo interest and dividend payments during the term of the Selections and, if the relevant Reference Return is less than the applicable Buffer Percentage (as defined below), lose a significant portion of your principal amount.

Each of the Selections has the Maximum Return indicated on the cover page of this document. The performance of each of the Selections does not depend on the performance of any of the other Selections. The purchaser of a Selection will acquire a senior unsecured debt security of HSBC USA Inc. linked to the relevant Reference Asset, as described below. The following key terms relate to the offerings:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Selection
Reference Asset:	The relevant underlying index or index fund.
Trade Date:	July 18, 2014
Pricing Date:	July 18, 2014
Original Issue Date:	July 25, 2014
Final Valuation Date:

● With respect to the two-year Selections: July 20, 2016

● With respect to the four-year Selections: July 20, 2018

● With respect to the six-year Selections: July 22, 2020

Each of the Final Valuation Dates is subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the relevant accompanying underlying supplement.

Maturity Date:

● With respect to the two-year Selections: July 25, 2016

● With respect to the four-year Selections: July 25, 2018

● With respect to the six-year Selections: July 27, 2020

Each of these dates is the third scheduled business day after the applicable Final Valuation Date. Each Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the relevant accompanying underlying supplement.

Payment at Maturity:	On the Maturity Date, for each Selection, we will pay you the Final Settlement Value.
Reference Return:	With respect to each Reference Asset, the quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value
Final Settlement Value:

If the relevant Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to the lesser of:

(a) $1,000 + ($1,000 × Reference Return); and

(b) $1,000 + ($1,000 × Maximum Return).

If the Final Value has not decreased from the Initial Value by more than the applicable Buffer Percentage, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the Final Value has decreased from the Initial Value by more than the applicable Buffer Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × (Reference Return + Buffer Percentage)).

Under these circumstances, you will lose 1% of the Principal Amount of your Selection for each percentage point that the Reference Return is below the Buffer Percentage. For example, if the Reference Return is -30%, and your Selections have a two-year term with a Buffer Percentage of 10%, you will suffer a 20% loss and receive 80% of the Principal Amount, subject to the credit risk of HSBC. If the Final Level is less than the Initial Level by more than the Buffer Percentage, you may lose a significant portion of your principal amount.

PS-3

Buffer Percentage:	10% for the two-year Selections, 20% for the four-year Selections, and 30% for the six-year Selections. The Buffer Percentage reflects the degree of First Loss Protection on your Selections.
Initial Value:	1,978.22 with respect to the SPX, 1,151.611 with respect to the RTY, 3,164.21 with respect to the SX5E and $44.14 with respect to the EEM, in each case the Official Closing Value of the relevant Reference Asset on the Pricing Date.
Final Value:	With respect to each of the SPX, the RTY and the SX5E, the Official Closing Value of such Reference Asset on the Final Valuation Date. With respect to the EEM, the Official Closing Value of such Reference Asset on the Final Valuation Date, subject to adjustment by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement.
Official Closing Value:	The closing level or closing price, as applicable, of the Reference Asset on any scheduled trading day as determined by the calculation agent based upon the value displayed on the relevant Bloomberg Professional® service page (with respect to the SPX, “SPX <INDEX>”, with respect to the RTY, “RTY <INDEX>”, with respect to the SX5E, “SX5E <INDEX>”, and with respect to the EEM, “EEM UP <EQUITY>”), or, for each Reference Asset, any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Form of Securities:	Book-Entry
Listing:	The Selections will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of each of the Selections is less than the price you pay to purchase them. Each Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Selections in the secondary market, if any, at any time. Each Estimated Initial Value was calculated on the Pricing Date. See “Risk Factors—The Estimated Initial Value of each of the Selections, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Selections in the secondary market, if any.”

Payoff Example at Maturity

The chart below shows the hypothetical returns of an investment in an offering of the Selections under different Reference Asset performance scenarios, assuming a 20.00% Maximum Return and a First Loss Protection of 15%.

PS-4

ADDITIONAL DOCUMENTS

This pricing supplement relates to 9 separate offerings, each linked to a Reference Asset identified on the cover page. The purchaser of a Selection in one offering will only own that Selection and will have no ownership interests in any other Selections offered by this pricing supplement, nor will such purchaser be entitled to exchange the Selection for Selections of another offering. The purchaser of a Selection will acquire a senior unsecured debt security of HSBC USA Inc. linked to a single Reference Asset. Although each offering of Selections relates to a Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to such Reference Asset or any component security included in such Reference Asset or as to the suitability of an investment in the Selections.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and either the Equity Index Underlying Supplement dated March 22, 2012 or the ETF Underlying Supplement dated March 22, 2012, as applicable. If the terms of the Selections offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or relevant underlying supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-7 of this pricing supplement, page S-3 of the prospectus supplement and either page S-1 of the Equity Index Underlying Supplement or page S-2 of the ETF Underlying Supplement, as applicable, as the Selections involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Selections. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and underlying supplements) with the SEC for the offerings to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and relevant underlying supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and these offerings. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in these offerings will arrange to send you the prospectus, prospectus supplement and relevant underlying supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm
}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

For Selections linked to the SPX, the RTY or the SX5E:

}	The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

For Selections linked to the EEM:

}	The ETF Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016689/v306692_424b2.htm

PS-5

INVESTOR SUITABILITY

The Selections may be suitable for you if:

}	You seek an investment with a return linked to the potential positive performance of the relevant Reference Asset and you believe the value of such Reference Asset will increase over the term of the applicable Selection.
}	You are willing to invest in the Selections based on the applicable Maximum Return with respect to the applicable offering, which may limit your return at maturity.
}	You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the relevant Reference Asset has decreased in value by more than the applicable Buffer Percentage.
}	You are willing to accept the risk and return profile of the Selections versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.
}	You are willing to forgo dividends or other distributions paid to holders of the stocks comprising the relevant Reference Asset, or the Reference Asset itself, as applicable.
}	You do not seek current income from your investment.
}	You do not seek an investment for which there is an active secondary market.
}	You are willing to hold the Selections to maturity.
}	You are comfortable with the creditworthiness of HSBC, as Issuer of the Selections.

The Selections may not be suitable for you if:

}	You believe the relevant Reference Return will be negative on the Final Valuation Date or that the relevant Reference Return will not be sufficiently positive to provide you with your desired return.
}	You are unwilling to invest in the Selections based on the applicable Maximum Return with respect to the applicable offering, which may limit your return at maturity.
}	You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the relevant Reference Asset has decreased in value by more than the applicable Buffer Percentage.
}	You seek an investment that provides full return of principal.
}	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.
}	You prefer to receive the dividends or other distributions paid on the stocks comprising the relevant Reference Asset, or the Reference Asset itself, as applicable.
}	You seek current income from your investment.
}	You seek an investment for which there will be an active secondary market.
}	You are unable or unwilling to hold the Selections to maturity.
}	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Selections.
PS-6

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-3 in the accompanying prospectus supplement and either page S-1 of the Equity Index Underlying Supplement or page S-2 of the ETF Underlying Supplement, as applicable. Investing in the Selections is not equivalent to investing directly in any of the stocks comprising the relevant Reference Asset or the Reference Asset itself, as applicable. You should understand the risks of investing in the Selections and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Selections in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus supplement, prospectus and relevant underlying supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and relevant underlying supplement including the explanation of risks relating to the Selections described in the following sections:

}	“—Risks Relating to All Note Issuances” in the prospectus supplement;

If your Selections are linked to the SPX or RTY:

}	“—General Risks Related to Indices” in the Equity Index Underlying Supplement;

If your Selections are linked to the SX5E:

}	“— General Risks Related to Indices” in the Equity Index Underlying Supplement;
}	“— Securities Prices Generally Are Subject to Political, Economic, Financial, and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the Equity Index Underlying Supplement; and
}	“— Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the Equity Index Underlying Supplement.

If your Selections are linked to the EEM:

}	“—General Risks Related to Index Funds” in the ETF Underlying Supplement;
}	“—Securities Prices Generally Are Subject to Political, Economic, Financial, and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the ETF Underlying Supplement; and
}	“—Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the Selections may result in a loss.

You will be exposed to any decline in the Final Value from the Initial Value by more than the applicable Buffer Percentage. Accordingly, if the applicable Final Value declines from the Initial Value by more than the applicable Buffer Percentage, your Payment at Maturity will be less than the Principal Amount of your Selections. You may lose up to 90% of the principal amount of the two-year Selections, 80% of the principal amount of the four-year Selections, and 70% of the principal amount of the six-year Selections.

The appreciation on the Selections is limited by the relevant Maximum Return.

You will not participate in any appreciation in the value of the relevant Reference Asset beyond the relevant Maximum Return. You will not receive a return on the Selections greater than the relevant Maximum Return. In addition, because you will not benefit from any dividends paid on the applicable Reference Asset or the securities included therein, as applicable, an investment in the Selections may underperform a hypothetical direct investment in those securities.

Credit risk of HSBC USA Inc.

The Selections are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Selections will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Selections, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Selections and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Selections.

PS-7

The Selections will not bear interest.

As a holder of the Selections, you will not receive interest payments.

Changes that affect the relevant Reference Asset will affect the market value of the Selections and the amount you will receive at maturity.

The policies of the reference sponsor or reference issuer of the relevant Reference Asset concerning additions, deletions and substitutions of the constituents comprising such Reference Asset and the manner in which the reference sponsor or reference issuer takes account of certain changes affecting those constituents included in such Reference Asset may affect the value of such Reference Asset. The policies of the reference sponsor or reference issuer with respect to the calculation of the relevant Reference Asset could also affect the value of such Reference Asset. The reference sponsor or reference issuer may discontinue or suspend calculation or dissemination of its relevant Reference Asset. Any such actions could affect the value of the Selections.

The Selections are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Selections are our senior unsecured debt securities. They are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Selections is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Selections.

The Estimated Initial Value of each of the Selections, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Selections in the secondary market, if any.

The Estimated Initial Value of each of the Selections was calculated by us on the Pricing Date and will be less than the price to public. Each Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Selections. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, each Estimated Initial Value may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Selections to be more favorable to you. We determined the value of the embedded derivatives in the Selections by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Selections that are different from each Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. Each Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Selections in the secondary market (if any exists) at any time.

The price of your Selections in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Selections and the costs associated with structuring and hedging our obligations under the Selections. If you were to sell your Selections in the secondary market, if any, the price you would receive for your Selections may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Selections in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Selections are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Selections to maturity. Any sale of the Selections prior to maturity could result in a loss to you.

If we were to repurchase your Selections immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of each of the Selections.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Selections in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed each Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately three months after the Original Issue Date for the two-year Selections, seven months after the Original Issue Date for the four-year Selections and twelve months after the Original Issue Date for the six-year Selections. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Selections and other costs in connection with the Selections that we will no longer expect to incur over the term of the Selections. We will make such discretionary election and determine this temporary reimbursement

PS-8

period on the basis of a number of factors, including the tenor of the Selections and any agreement we may have with the distributors of the Selections. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Selections based on changes in market conditions and other factors that cannot be predicted.

The Selections lack liquidity.

The Selections will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Selections in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Selections easily. Because other dealers are not likely to make a secondary market for the Selections, the price at which you may be able to trade your Selections is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Selections.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Selections, including acting as calculation agent and hedging our obligations under the Selections. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Selections. We will not have any obligation to consider your interests as a holder of the Selections in taking any action that might affect the value of your Selections.

The amount payable on the Selections is not linked to the value of relevant Reference Asset at any time other than on the Final Valuation Date.

The Final Value will be based on the Official Closing Value of the Reference Asset on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the value of the Reference Asset appreciates prior to the Final Valuation Date but then decreases on the Final Valuation Date to a value that is less than the Initial Value, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the value of the Reference Asset prior to such decrease. Although the actual value of the Reference Asset on the stated Maturity Date or at other times during the term of the Selections may be higher than the Final Value, the Payment at Maturity will be based solely on the Official Closing Value of the Reference Asset on the Final Valuation Date.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Selection, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Small-capitalization risk.

The RTY tracks companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the respective index level may be more volatile than an investment in stocks issued by larger companies. Stock prices of small-capitalization companies may also be more vulnerable than those of larger companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are often less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. These companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and competitive strengths than large-capitalization companies, and are more susceptible to adverse developments related to their products.

Risks associated with non-U.S. companies.

The value of the EEM and the level of the SX5E depend upon the stocks of non-U.S. companies, and thus involve risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Selections. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the SX5E or the EEM and, as a result, the value of the relevant Selections.

PS-9

Risks associated with emerging markets.

An investment in the Selections linked to the EEM will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

The Selections will not be adjusted for changes in exchange rates.

Although the equity securities that are held by the EEM and those that comprise the SX5E are traded in currencies other than U.S. dollars, and your Selections are denominated in U.S. dollars, the amount payable on your Selections at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the value of the EEM and the level of the SX5E, and therefore your Selections. The amount we pay in respect of your Selections on the maturity date, if any, will be determined solely in accordance with the procedures described in this pricing supplement.

PS-10

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the relevant Reference Asset relative to its Initial Value. We cannot predict the Final Value of the relevant Reference Asset. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the relevant Reference Asset to which your Selections are linked or the return on your Selections. With respect to the Selections, the Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in an offering of Selections for a hypothetical range of Reference Returns from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Selections” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The potential returns described here assume that your Selections are held to maturity. You should consider carefully whether any of the offerings described in this pricing supplement is suitable to your investment goals. The following table and examples assume the following:

} Principal Amount:	$1,000
} Hypothetical Maximum Return:	20.00% (The actual Maximum Return for each offering of the Selections is set forth on the cover page of this document.)
} Hypothetical Buffer Percentage:	10% (The actual Buffer Percentage for your Selections depends upon their term, and is set forth on the cover page of this document.)

Hypothetical Reference Return	Hypothetical Payment at Maturity	Hypothetical Return on the Selections
100.00%	$1,200.00	20.00%
80.00%	$1,200.00	20.00%
60.00%	$1,200.00	20.00%
40.00%	$1,200.00	20.00%
20.00%	$1,200.00	20.00%
15.00%	$1,150.00	15.00%
10.00%	$1,100.00	10.00%
5.00%	$1,050.00	5.00%
2.00%	$1,020.00	2.00%
1.00%	$1,010.00	1.00%
0.00%	$1,000.00	0.00%
-1.00%	$1,000.00	0.00%
-2.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-15.00%	$950.00	-5.00%
-20.00%	$900.00	-10.00%
-30.00%	$800.00	-20.00%
-40.00%	$700.00	-30.00%
-60.00%	$500.00	-50.00%
-80.00%	$300.00	-70.00%
-100.00%	$100.00	-90.00%

PS-11

The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the Selections.

Example 1: The relevant Reference Return is 2.00%.

Reference Return:	2.00%
Final Settlement Value:	$1,020.00

Because the relevant Reference Return is positive and is less than the hypothetical Maximum Return, the Final Settlement Value would be $1,020.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return)

= $1,000 + ($1,000 × 2.00%)

= $1,020.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the relevant Reference Return when the Reference Return is positive and is equal to or less than the relevant Maximum Return.

Example 2: The relevant Reference Return is 40.00%.

Reference Return:	40.00%
Final Settlement Value:	$1,200.00

Because the relevant Reference Return is positive and is greater than the hypothetical Maximum Return, the Final Settlement Value would be $1,200.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Maximum Return)

= $1,000 + ($1,000 × 20.00%)

= $1,200.00

Example 2 shows that you will receive the return of your principal investment plus a return equal to the Maximum Return when the relevant Reference Return is positive and exceeds the relevant Maximum Return.

Example 3: The relevant Reference Return is -5.00%.

Reference Return:	-5.00%
Final Settlement Value:	$1,000.00

Because the relevant Reference Return is negative, but the Final Value is not less than the Initial Value by more than the Buffer Percentage, the Final Settlement Value would be $1,000.00 per $1,000 Principal Amount (a zero return).

Example 3 shows that you will receive the return of your principal investment where the value of the relevant Reference Asset declines by no more than the Buffer Percentage over the term of the Selections.

Example 4: The relevant Reference Return is -30.00%.

Reference Return:	-30.00%
Final Settlement Value:	$800.00

Because the relevant Reference Return is less than the Buffer Percentage of -10%, the Final Settlement Value would be $800.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Return + Buffer Percentage (10%))]

= $1,000 + [$1,000 × (-30.00% + 10%)]

= $800.00

Example 4 shows that you are exposed on a 1-to-1 basis to declines in the value of the Reference Asset beyond the Buffer Percentage. IN THE CASE OF THE TWO-YEAR SELECTIONS, YOU MAY LOSE UP TO 90% OF THE PRINCIPAL AMOUNT OF YOUR SELECTIONS.

PS-12

INFORMATION RELATING TO THE SELECTIONS LINKED TO THE S&P 500® INDEX

The disclosure relating to the SPX contained below relates only to the Selections linked to the SPX.

Description of the SPX

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The top 5 industry groups by market capitalization as of July 18, 2014 were: Information Technology, Financials, Health Care, Consumer Discretionary and Energy.

In September 2012, S&P Dow Jones Indices LLC updated its index methodology so that, subject to several exceptions, shareholdings by specified types of insiders that represent more than 5% of the outstanding shares of a security are removed from the float for purposes of calculating the SPX.

For more information about the SPX, see “The S&P 500® Index” beginning on page S-6 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing levels from January 1, 2008 through July 18, 2014. The closing level for the SPX on July 18, 2014 was 1,978.22. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the SPX on the Final Valuation Date.
PS-13

License Agreement

Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC.  “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of S&P and have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by HSBC.  The S&P 500® Index (the “Index”) is a product of S&P Dow Jones Indices LLC, and has been licensed for use by HSBC.

The Selections are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices makes no representation or warranty, express or implied, to the holders of the Selections or any member of the public regarding the advisability of investing in securities generally or in the Selections particularly or the ability of the Index to track general market performance.  S&P Dow Jones Indices’ only relationship to HSBC with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices.  The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to HSBC or the Selections.  S&P Dow Jones Indices has no obligation to take the needs of HSBC or the holders of the Selections into consideration in determining, composing or calculating the Index.  S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Selections or the timing of the issuance or sale of the Selections or in the determination or calculation of the equation by which the Selections are to be converted into cash.  S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Selections. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security within the Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.  Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Selections currently being issued by HSBC, but which may be similar to and competitive with the Selections.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index.  It is possible that this trading activity will affect the value of the Index and the Selections.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY HSBC, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND HSBC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

PS-14

INFORMATION RELATING TO THE SELECTIONS LINKED TO THE RUSSELL 2000® INDEX The disclosure relating to the RTY contained below relates only to the Selections linked to the RTY.

Description of the RTY

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or NASDAQ, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

The top 5 industry groups by market capitalization as of June 30, 2014 were: Financial Services, Technology, Consumer Discretionary, Producer Durables, and Health Care.

For more information about the RTY, see “The Russell 2000® Index” beginning on page S-21 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the RTY

The following graph sets forth the historical performance of the RTY based on the daily historical closing levels from January 1, 2008 through July 18, 2014. The closing level for the RTY on July 18, 2014 was 1,151.611. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the RTY on the Final Valuation Date.

PS-15

INFORMATION RELATING TO THE SELECTIONS LINKED TO THE EURO STOXX 50® INDEX The disclosure relating to the SX5E contained below relates only to the offering of Selections linked to the SX5E.

Description of the SX5E

The SX5E is composed of 50 stocks from the Eurozone (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices. The STOXX Europe 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.

For more information about the SX5E, see “The EURO STOXX 50® Index” beginning on page S-40 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SX5E

The following graph sets forth the historical performance of the SX5E based on the daily historical closing levels from January 1, 2008 through July 18, 2014. The closing level for the SX5E on July 18, 2014 was 3,164.21. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the SX5E should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the SX5E on the Final Valuation Date.

PS-16

INFORMATION RELATING TO THE SELECTIONS LINKED TO THE iShares® MSCI Emerging Markets ETF

The disclosure relating to the EEM contained below relates only to the Selections linked to the EEM.

Description of the EEM

The EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is intended to measure the performance of equity markets in the global emerging markets. As of June 30, 2014, the MSCI Emerging Markets Index consisted of the following 23 component country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Peru, Philippines, Poland, Russia, Qatar, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates.

For more information about the EEM, see “The iShares® MSCI Emerging Markets Index Fund” beginning on page S-21 of the accompanying ETF Underlying Supplement.

Historical Performance of the EEM

The following graph sets forth the historical performance of the EEM based on the daily historical closing prices from January 1, 2008 through July 18, 2014. The closing price for the EEM on July 18, 2014 was $44.14. We obtained the closing prices below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical prices of the EEM should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the EEM on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$50.69	$40.63	$44.74
4/1/2008	6/30/2008	$52.42	$44.38	$45.14
7/1/2008	9/30/2008	$44.71	$30.84	$34.49
10/1/2008	12/31/2008	$34.25	$18.20	$24.94
1/2/2009	3/31/2009	$27.25	$19.85	$24.78
4/1/2009	6/30/2009	$34.84	$24.69	$32.19
7/1/2009	9/30/2009	$39.46	$30.21	$38.86
10/1/2009	12/31/2009	$42.47	$37.26	$41.46
1/4/2010	3/31/2010	$43.43	$34.98	$42.08
4/1/2010	6/30/2010	$43.98	$35.18	$37.29
7/1/2010	9/30/2010	$44.95	$36.73	$44.73
10/1/2010	12/31/2010	$48.58	$44.47	$47.60
1/3/2011	3/31/2011	$48.73	$44.24	$48.67
4/1/2011	6/30/2011	$50.41	$44.76	$47.58
7/1/2011	9/30/2011	$48.61	$34.69	$35.06
10/3/2011	12/30/2011	$43.20	$33.42	$37.93
1/3/2012	3/30/2012	$44.89	$38.20	$42.93
4/2/2012	6/29/2012	$43.74	$36.56	$39.18
7/2/2012	9/28/2012	$42.82	$37.14	$41.31
10/1/2012	12/31/2012	$44.42	$39.92	$44.35
1/2/2013	3/29/2013	$45.28	$41.72	$42.78
4/1/2013	6/28/2013	$44.26	$36.16	$38.57
7/1/2013	9/30/2013	$43.32	$36.98	$40.76
10/1/2013	12/31/2013	$43.91	$40.14	$41.80
1/1/2014	3/31/2014	$41.25	$37.06	$40.99
4/1/2014	6/30/2014	$43.98	$40.55	$43.23
7/1/2014*	7/18/2014*	$44.47	$43.20	$44.14

* This pricing supplement includes information for the third calendar quarter of 2014 for the period from July 1, 2014 through July 18, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

PS-17

ADDITIONAL TERMS OF THE SELECTIONS

Interest

The Selections will not pay interest.

Business Day

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Payment When Offices or Settlement Systems Are Closed

If any payment is due on the Selections on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Selections.

Reference Sponsor and Reference Issuer

With respect to Selections linked to the SPX, S&P Dow Jones Indices LLC, a part of McGraw-Hill Financial, is the reference sponsor. With respect to Selections linked to the RTY, the Russell Investment Group is the reference sponsor. With respect to the SX5E, Deutsche Börse AG and SIX Group AG are the reference sponsors. With respect to Selections linked to the EEM, iShares, Inc. is the reference issuer.

Events of Default and Acceleration

If the Selections have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Selections, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this pricing supplement. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return, and the accelerated maturity date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to the Reference Asset on that scheduled trading day, then the accelerated Final Valuation Date for the Reference Asset will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated maturity date will also be postponed by an equal number of business days.

If the Selections have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Selections. For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the accompanying prospectus.

PS-18

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Selections. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Selections from HSBC at the price to public less the underwriting discount set forth on the cover page of this pricing supplement, for distribution to other registered broker-dealers, or will offer the Selections directly to investors. HSBC Securities (USA) Inc. will offer the Selections at the price to public set forth on the cover page of this pricing supplement. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.80% per $1,000 Principal Amount of the two-year Selections, up to 2.65% per $1,000 Principal Amount of the four-year Selections and up to 3.50% per $1,000 Principal Amount of the six-year Selections in connection with the distribution of the Selections to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Selections.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Selections, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

We expect that delivery of the Selections will be made against payment for the Selections on or about the Original Issue Date set forth on the inside cover page of this document, which is more than three business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Selections more than three business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

PS-19

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Selections, and therefore significant aspects of the tax treatment of the Selections are uncertain as to both the timing and character of any inclusion in income in respect of the Selections. Under one approach, a Selection should be treated as a pre-paid executory contract with respect to the relevant Reference Asset. We intend to treat the Selections consistent with this approach. Pursuant to the terms of the Selections, you agree to treat the Selections under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a Selection as a pre-paid executory contract with respect to the relevant Reference Asset. Pursuant to this approach and subject to the discussion below regarding “constructive ownership transactions,” we do not intend to report any income or gain with respect to the Selections prior to their maturity or an earlier sale or exchange. Any such gain or loss recognized should be long-term capital gain or loss provided you have held the Selection for more than one year upon maturity or an earlier sale or exchange, and should be short-term capital gain or loss otherwise. The deductibility of capital losses by U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) is subject to limitations.

Despite the foregoing, U.S. holders should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the EEM (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in the Selections is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a Selection will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder determined as if the U.S. holder had acquired the Underlying Shares on the original issue date of the Selection at fair market value and sold them at fair market value on the Maturity Date (if the Selection was held until the Maturity Date) or on the date of sale or exchange of the Selection (if the Selection was sold or exchanged prior to the Maturity Date) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Selection (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Selection).

Although the matter is not clear, there exists a risk that an investment in the Selections linked to the EEM will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Selection linked to the EEM will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each Selection linked to the EEM will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a Selection over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such Selection for an amount equal to the “issue price” of the Selection and, upon the date of sale, exchange or maturity of the Selection, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the Selection). Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the relevant Reference Asset, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the relevant Reference Asset, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in, or owned by, the relevant Reference Asset, as the case may be, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the relevant Reference Asset, as the case may be, is or becomes a PFIC or a USRPHC.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after June 30, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2016. However, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the Selections.

For a discussion of the U.S. federal income tax consequences of your investment in a Selection, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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VALIDITY OF THE SECURITIES

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the securities offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such securities will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

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